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                                                                EXHIBIT 12

                                 PACIFIC TELECOM, INC.
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollar amounts in millions)
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                                      Six Months
                                        Ended                                 Year Ended December 31,
                                       June 30,        _____________________________________________________________
                                         1997           1996          1995          1994          1993         1992
                                      __________       ______        ______        ______        ______        _____
Earnings, as defined*:
Income from continuing operations
  before income taxes                   $62.8          $122.7        $186.6        $122.2        $ 82.9        $99.8


Add:
 Fixed charges                           23.1            46.5          54.5          48.6          59.5         63.2
 Equity losses of less than 50%
   owned persons                            -               -             -             -             -           .9
 Minority interest                        1.4             2.4           1.3           1.0            .6           .1
                                         ____           _____         _____         _____         _____        _____

  Total earnings                        $87.3          $171.6        $242.4        $171.8        $143.0       $164.0
                                         ____           _____         _____         _____         _____        _____
                                         ____           _____         _____         _____         _____        _____

Fixed charges:
  Interest                              $20.2           $40.8         $42.3         $34.7         $44.3        $52.1
  Interest portion of
    rental expense                        2.9             5.7          12.2          13.9          15.2         11.1
                                         ____            ____          ____          ____          ____         ____

    Total fixed charges                 $23.1           $46.5         $54.5         $48.6         $59.5        $63.2
                                         ____            ____          ____          ____          ____         ____
                                         ____            ____          ____          ____          ____         ____

Ratio of earnings to fixed charges        3.8             3.7           4.4           3.5           2.4          2.6
                                         ____            ____          ____          ____          ____         ____
                                         ____            ____          ____          ____          ____         ____


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* For the purpose  of computing  these  ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes, (b) fixed  charges, (c) equity losses of less  than 50%  owned  persons and (d)
  minority interest. Equity losses of less than 50% owned persons  are added to income from continuing operations before income taxes since the Company does not guarantee the  debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.
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